Exhibit 99
Bemis Company Reports First Quarter Results and Provides Updated 2017 Outlook
Bemis Commences Comprehensive Plan to Improve U.S. Operations and Profitability
Bemis to Host Conference Call and Webcast Today at 8:00 a.m. Eastern Time

Neenah, Wisconsin, April 27, 2017 - Bemis Company, Inc. (NYSE:BMS) today reported financial results for its first quarter ended March 31, 2017. Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share and adjusted EBITDA, referenced in this release.

SUMMARY OF THE QUARTER

	First Quarter
($ in millions except per share amounts)	2017	2016	% change
Earnings Per Share	$0.55	$0.59	(6.8)%
Adjusted Earnings Per Share	$0.58	$0.60	(3.3)%
Net Income	$51.1	$56.2	(9.1)%
Adjusted EBITDA	$135.6	$141.0	(3.8)%

	First Quarter
	2017	2016	Change
U.S. Packaging Return on Sales	12.9%	15.4%	-250 bps
Global Packaging Return on Sales	7.8%	5.3%	+250 bps
Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share and adjusted EBITDA, referenced in this release.

“We are clearly disappointed with our results this quarter, which were impacted by lower-than-expected unit volumes and operational issues in the U.S. Packaging segment,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “We are commencing a series of decisive actions and will execute a comprehensive plan to improve financial and operational performance in this segment. We are evaluating all aspects of our U.S. business - including our manufacturing footprint, SG&A, and direct and indirect spending - to better position the Company in the current environment and for the long-term. We are committed to providing additional details and updates as we make progress on these critical initiatives.”

Austen continued, “Our Global Packaging segment met our expectations this quarter, driven by continued operational improvements in our Latin American and healthcare packaging businesses. We are pleased with the traction our new leadership is making in each of these businesses as they drive new ways of thinking, enact change, and deliver on our commitments.”

Initiatives to Improve U.S. Packaging Operations and Profitability

As part of the Company’s efforts to improve the profitability of its U.S. Packaging business, Bemis is developing a comprehensive plan that enhances focus and improves performance in its U.S. business while maintaining the high quality products, best-in-class service, and culture of innovation consistent with Bemis’ standards. Actions include:

•
Strengthening the U.S. Packaging leadership team. Bemis appointed Fred Stephan as President of the Company’s U.S. Packaging business in February. Fred brings significant experience and skills to his new role. He most recently served as Senior Vice President & General Manager of the Insulation Systems business at Johns Manville, a Berkshire Hathaway company. Fred successfully served in a number of general management and functional roles over the past 12 years at Johns Manville and during the previous 20 years at General Electric.

Austen stated, “Fred is an outstanding addition to Bemis Company. He has a great track record of leadership and success, and I have already been impressed with his fresh insights, his drive for action and results, and his practical and simple approach to our U.S. business. I look forward to Fred’s impact on changing the way we do business in the U.S. and to the financial performance improvement that Fred will help drive in the long-term. I am personally committed to working with Fred to get our U.S. business back on track.”

Bemis is also evaluating additional ways to enhance its U.S. organizational structure to promote accountability and efficiency.

•
Optimizing manufacturing capacity. The Company is evaluating its manufacturing footprint and utilization in the U.S. to align with customer and end market demand and to ensure optimal operational efficiency. A plan will be announced during the second quarter and implemented during 2017, with benefits expected in 2018.

In late March and early April 2017, Bemis eliminated approximately 200 manufacturing positions in its U.S. Packaging business. The impact of this is included in the Company’s updated 2017 outlook.

•
Further reducing cost structure. Bemis is taking actions to reduce SG&A expenses in the U.S. The Company is evaluating all administrative activities and costs and is accelerating its Global Business Services (shared services) initiative in the U.S.

Any restructuring charges associated with completing these actions will be announced when a definitive plan is finalized.

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $648.9 million for the first quarter of 2017 represented a decrease of 1.8 percent compared to the same period of 2016. Compared to the prior first quarter, unit volumes were down approximately one percent. The remaining decrease in net sales was driven primarily by contractual selling price reductions previously-negotiated with customers to retain and secure some high-technology packaging business for the long-term, partially offset by higher input costs that are passed through to customers.

U.S. Packaging operating profit decreased to $83.5 million in the first quarter of 2017, or 12.9 percent of net sales, compared to $101.7 million, or 15.4 percent of net sales, in 2016. Compared to the prior year, lower profits were driven by the impact of previously-negotiated contractual selling price reductions on select high-technology products and unit volume declines and the associated operational cost structure. Compared to management’s expectations, lower profits were driven by lower than expected unit volumes and poor operational performance.

Global Packaging
Global Packaging net sales for the first quarter of 2017 of $346.5 million represent an increase of 12.7 percent compared to the same period of 2016. Currency translation increased net sales by 4.2 percent. Acquisitions increased net sales by 6.1 percent. Organic sales growth of 2.4 percent reflects increased unit volumes of approximately 3 percent, partially offset by the mix of products sold.

Global Packaging operating profit for the first quarter was $27.2 million, compared to $16.3 million for the same period in 2016. The net impact of currency translation increased operating profit by $1.2 million during the first quarter, as compared to the prior year, primarily due to currencies in Latin America. Compared to the prior year, the profit increase was driven primarily by operational improvements in the Company's Latin American and healthcare packaging businesses.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the three months ended March 31, 2017 was $94.5 million, compared to $52.6 million in the prior year.

Total company net debt to adjusted EBITDA was 2.5 times at March 31, 2017. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as the last twelve months total company adjusted operating income plus depreciation and amortization.

Capital expenditures totaled $41.7 million for the three months ended March 31, 2017, reflecting continued investment to support productivity improvements in the U.S. Packaging segment and growth initiatives in the Global Packaging segment.

During the first quarter, Bemis repurchased 1.0 million shares, for $48.9 million. At March 31, 2017, the remaining Board authorization for the repurchase of Bemis common stock was 19.4 million shares.

OUTLOOK

Management expects adjusted diluted earnings per share to be in the range of $2.50 to $2.60 for the full year 2017. Management estimates GAAP diluted earnings per share to be in the range of $2.44 to $2.54 for the full year 2017, excluding the impact of items that cannot be reasonably predicted at this time, such as any charges associated with future actions taken to improve financial and operational performance in U.S. Packaging.

Austen stated, “Our updated guidance reflects the impact of lower volume expectations from our core U.S. customer base and near-term operating inefficiencies in our U.S. Packaging business. We are confident that the initiatives to improve U.S. Packaging operations and profitability will enhance our positioning and performance, while driving enhanced value to our shareholders over the long-term.”

Management expects full year 2017 cash from operations to be in the range of $415 to $455 million, primarily a result of revised earnings expectations. This guidance excludes the impact of future U.S. Packaging restructuring efforts.

Management expects capital expenditures for 2017 of approximately $200 million to support productivity and efficiency projects as well as growth projects. Management will evaluate capital spending as part of its comprehensive review of the U.S. business.

Management expects an effective income tax rate for 2017 of approximately 32.5 percent, which incorporates the new accounting standard for stock-based compensation.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted diluted earnings per share, organic sales growth, adjusted EBITDA, net debt to adjusted EBITDA, and adjusted return on invested capital.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to the effect of changes in currency exchange rates, acquisitions, and restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. All historical non-GAAP information is reconciled with reported GAAP results. Forward looking non-GAAP measures contained in our 2017 outlook are reconciled to GAAP measures as practically as possible; however the Company is unable to predict with certainty the ultimate outcome of all non-GAAP charges given future restructuring and acquisition plans are not currently known or quantifiable.

FORWARD-LOOKING STATEMENTS

This release contains certain estimates, predictions, and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended).  Forward-looking statements are generally identified with the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to:

•	The costs, availability, and terms of acquiring our raw materials (particularly for polymer resins and adhesives), as well as our ability to pass any price changes on to our customers;

•	Our ability to retain and build upon the relationships and sales of our key customers;

•	The potential loss of business or increased costs due to customer or vendor consolidation;

•	The ability of our foreign operations to maintain working efficiencies, as well as properly adjust to continuing changes in global politics, legislation, and economic conditions;

•	A failure to realize the full potential of our restructuring activities;

•	Variances in key exchange rates that could affect the translation of the financial statements of our foreign entities.

•	Our ability to effectively implement and update our global enterprise resource planning ("ERP") systems;

•	Our ability to realize the benefits of our acquisitions and divestitures, and whether we are able to properly integrate those businesses we have acquired;

•	Fluctuations in interest rates and our borrowing costs, along with other key financial variables;

•	A potential failure in our information technology infrastructure or applications and their ability to protect our key functions from cyber-crime and other malicious content;

•	Unexpected outcomes in our current and future administrative and litigation proceedings;

•	Changes in governmental regulations, particularly in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment;

•	Changes in the competitive conditions within our markets, as well as changes in the demand for our goods;

•	Our ability to effectively introduce new products into the market and to protect or retain our intellectual property rights;

•	Changes in our ability to attract and retain high performance employees;

•	Changes in the value of our goodwill and other intangible assets;

•	Changes in import and export regulation that could subject us to liability or impair our ability to compete in international markets;

•	Our ability to manage all costs associated with our pension plans; and

•	Changes in our credit rating.

These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, those described under Item 1A "Risk Factors" of our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, could cause actual future results to differ materially from those projected in the forward-looking statements. In addition, actual future results could differ materially from those projected in the forward-looking statements as a result of changes in the assumptions used in making such forward-looking statements.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its first quarter 2017 financial results this morning at 8:00 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2016 net sales from continuing operations of $4.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 17,500 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Net sales	$995.4	$967.9
Cost of products sold	797.5	759.1
Gross profit	197.9	208.8

Operating expenses:
Selling, general and administrative expenses	94.6	99.4
Research and development	12.5	11.5
Restructuring and acquisition-related costs	4.4	0.8
Other operating income	(3.0)	(2.3)

Operating income	89.4	99.4

Interest expense	16.0	15.4
Other non-operating (income) expense	(0.9)	0.1

Income before income taxes	74.3	83.9

Provision for income taxes	23.2	27.7

Net income	$51.1	$56.2

Basic earnings per share	$0.55	$0.59

Diluted earnings per share	$0.55	$0.59

Cash dividends paid per share	$0.30	$0.29

Weighted average shares outstanding:
Basic	92.4	94.9
Diluted	92.8	95.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	March 31, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$50.8	$74.2
Trade receivables	475.7	461.9
Inventories	580.3	549.4
Prepaid expenses and other current assets	89.2	80.0
Total current assets	1,196.0	1,165.5

Property and equipment, net	1,302.4	1,283.8

Goodwill	1,037.2	1,028.8
Other intangible assets, net	152.3	155.2
Deferred charges and other assets	90.9	82.4
Total other long-term assets	1,280.4	1,266.4

TOTAL ASSETS	$3,778.8	$3,715.7

LIABILITIES

Current portion of long-term debt	$2.1	$2.0
Short-term borrowings	14.4	15.3
Accounts payable	449.8	378.0
Employee-related liabilities	68.2	79.6
Accrued income and other taxes	43.7	31.2
Other current liabilities	47.3	70.0
Total current liabilities	625.5	576.1

Long-term debt, less current portion	1,536.7	1,527.8
Deferred taxes	227.3	219.7
Other liabilities and deferred credits	127.5	132.4

TOTAL LIABILITIES	2,517.0	2,456.0

EQUITY

Common stock issued (129.1 and 128.8 shares, respectively)	12.9	12.9
Capital in excess of par value	577.4	581.5
Retained earnings	2,364.8	2,341.7
Accumulated other comprehensive loss	(415.8)	(447.8)
Common stock held in treasury (37.1 and 36.1 shares at cost, respectively)	(1,277.5)	(1,228.6)

TOTAL EQUITY	1,261.8	1,259.7

TOTAL LIABILITIES AND EQUITY	$3,778.8	$3,715.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net income	$51.1	$56.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41.8	40.8
Excess tax benefit from share-based payment arrangements	—	(4.2)
Share-based compensation	4.4	4.2
Deferred income taxes	4.2	4.4
Income of unconsolidated affiliated company	(0.9)	(0.4)
Loss on sale of property and equipment	0.3	1.6
Changes in working capital, excluding effect of acquisitions and currency	(0.3)	(55.2)
Changes in other assets and liabilities	(6.1)	5.2

Net cash provided by operating activities	94.5	52.6

Cash flows from investing activities
Additions to property and equipment	(41.7)	(30.6)
Proceeds from sale of property and equipment	0.1	0.1

Net cash used in investing activities	(41.6)	(30.5)

Cash flows from financing activities
Repayment of long-term debt	(0.4)	(23.4)
Net borrowing of commercial paper	8.7	83.5
Net repayment of short-term debt	(1.1)	(5.7)
Cash dividends paid to shareholders	(29.1)	(32.1)
Common stock purchased for the treasury	(48.9)	(44.3)
Excess tax benefit from share-based payment arrangements	—	4.2
Stock incentive programs and related tax withholdings	(8.5)	(14.6)

Net cash used in financing activities	(79.3)	(32.4)

Effect of exchange rates on cash and cash equivalents	3.0	1.2

Net decrease in cash and cash equivalents	(23.4)	(9.1)

Cash and cash equivalents balance at beginning of year	74.2	59.2

Cash and cash equivalents balance at end of period	$50.8	$50.1

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(in millions, except per share amounts and percentages)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Net sales
U.S. Packaging (a)	$648.9	$660.5
Global Packaging (b)	346.5	307.4
Total net sales	$995.4	$967.9

Segment operating profit
U.S. Packaging (c)	$83.5	$101.7
Global Packaging (d)	27.2	16.3

Restructuring and acquisition-related costs	4.4	0.8
General corporate expenses	16.9	17.8

Operating income	89.4	99.4

Interest expense	16.0	15.4
Other non-operating income	(0.9)	0.1

Income from continuing operations before income taxes	$74.3	$83.9

Operating profit return on sales
U.S. Packaging (c / a)	12.9%	15.4%
Global Packaging (d / b)	7.8%	5.3%

Components of changes in net sales
U.S Packaging:
Organic sales decline *	(1.8)%
U.S. Packaging	(1.8)%

Global Packaging:
Currency effect	4.2%
Acquisition effect	6.1%
Organic sales growth *	2.4%
Global Packaging	12.7%

Total Company:
Currency effect	1.3%
Acquisition effect	1.9%
Organic sales decline *	(0.4)%
Total Change in Net Sales	2.8%

*Organic sales growth (decline) = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE AND NET DEBT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Non-GAAP earnings per share
Diluted earnings per share, as reported	$0.55	$0.59

Non-GAAP adjustments per share, net of taxes:
Restructuring costs (1)	0.03	—
Acquisition-related costs (2)	—	0.01

Diluted earnings per share, as adjusted	$0.58	$0.60

(1)	Restructuring costs include costs primarily related to plant closures in Latin America.

(2)
Acquisition-related costs are comprised primarily of acquisition costs associated with the Emplal Participações S. A. acquisition and were recorded both in operating income and interest expense (reflecting fees to extinguish portions of the Emplal seller's debt).

March 31, 2017
Net Debt
Current portion of long-term debt	$2.1
Short-term borrowings	14.4
Long-term debt, less current portion	1,536.7
Total debt	1,553.2
Less cash and cash equivalents	(50.8)
Net debt	$1,502.4

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Three Months Ended				12 months ended March 31, 2017
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Net income	$51.1	$60.5	$68.6	$50.9	$231.1
Income taxes	23.2	29.2	33.1	24.7	110.2
Interest expense	16.0	15.7	15.1	14.0	60.8
Other non-operating income	(0.9)	(0.7)	(0.6)	(0.6)	(2.8)
Earnings before interest and taxes (EBIT)	89.4	104.7	116.2	89.0	399.3
Restructuring and acquisition-related costs	4.4	3.8	4.4	19.6	32.2
Adjusted EBIT (a)	93.8	108.5	120.6	108.6	431.5
Depreciation and amortization	41.8	40.7	40.1	40.5	163.1
Adjusted EBITDA	$135.6	$149.2	$160.7	$149.1	$594.6

Average Invested Capital(1) (b)					$2,726.1
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.3%

	Three Months Ended				12 months ended March 31, 2016
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Net income	$56.2	$56.8	$62.5	$65.6	$241.1
Income taxes	27.7	28.4	31.5	33.0	120.6
Interest expense	15.4	13.2	12.6	12.8	54.0
Other non-operating expense (income)	0.1	(1.2)	(0.8)	(2.2)	(4.1)
Earnings before interest and taxes (EBIT)	99.4	97.2	105.8	109.2	$411.6
Restructuring and acquisition-related costs	0.8	2.2	4.6	0.3	7.9
Adjusted EBIT (a)	100.2	99.4	110.4	109.5	419.5
Depreciation and amortization	40.8	40.0	38.0	40.4	159.2
Adjusted EBITDA	$141.0	$139.4	$148.4	$149.9	$578.7

Average Invested Capital(1) (b)					$2,585.9
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.5%

(1) - Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.
(2) - Tax rate assumed to be the U.S. federal statutory rate.